Exhibit 99.1

INDIANA GAS COMPANY, INC. AND

VECTREN ENERGY DELIVERY OF OHIO, LLC

COMBINED FINANCIAL STATEMENTS

For the quarterly period ended June 30, 2022

Contents

Page Number
Financial Statements (Unaudited)

Definitions	1

Combined Balance Sheet	2-3

Combined Statement of Income	4

Combined Statement of Cash Flows	5

Combined Statement of Common Shareholder’s Equity	6

Notes to the Combined Financial Statements	7-17

DEFINITIONS

ARP	Alternative revenue program

ASC	Accounting Standards Codification

CSIA	Compliance and System Improvement Adjustment

DRR	Distribution Replacement Rider

EEFC	Energy Efficiency Funding Component

EEFR	Energy Efficiency Funding Rider

EPA	Environmental Protection Agency

February 2021 Winter Storm Event	The extreme and unprecedented winter weather event in February 2021 resulting in natural gas supply shortages and increased wholesale prices of natural gas in the United States, primarily due to prolonged freezing temperatures.

GHG	Greenhouse gases

IDEM	Indiana Department of Environmental Management

IRS	Internal Revenue Service

IURC	Indiana Utility Regulatory Commission

MGP	Manufactured gas plant

PRP	Potentially responsible party

PUCO	Public Utilities Commission of Ohio

Restructuring	CenterPoint Energy Resources Corp.’s common control acquisition of CEI North and CEOH from VUH on June 30, 2022

SRC	Sales Reconciliation Component

TBD	To be determined

VUH PPNs	VUH’s private senior guaranteed notes

INDIANA GAS COMPANY, INC. AND VECTREN ENERGY DELIVERY OF OHIO, LLC

COMBINED BALANCE SHEET

(Unaudited)

June 30, 2022
(in millions)
ASSETS
Current Assets:
Accounts receivable - less allowance for credit losses of $3	$81
Accrued unbilled revenues - less allowance for credit losses of less than $1	22
Natural gas inventory	8
Non-trading derivative assets	21
Regulatory assets	23
Prepaid expenses and other current assets	33

Total current assets	188

Property, Plant and Equipment:
Property, plant and equipment	5,269
Less: accumulated depreciation and amortization	1,761

Property, plant and equipment, net	3,508
Other Assets:
Goodwill	199
Regulatory assets	375
Non-trading derivative assets	5
Other non-current assets	24

Total other assets	603

Total Assets	$4,299

The accompanying notes are an integral part of these combined financial statements.

INDIANA GAS COMPANY, INC. AND VECTREN ENERGY DELIVERY OF OHIO, LLC

COMBINED BALANCE SHEET

(Unaudited)

June 30, 2022
(in millions)
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$87
Accounts and notes payable - affiliated companies	94
Taxes accrued	40
Interest accrued	4
Customer deposits	30
Other current liabilities	34

Total current liabilities	289

Other Liabilities:
Deferred income taxes	400
Benefit obligations - affiliated companies	19
Regulatory liabilities	768
Other non-current liabilities	90

Total other liabilities	1,277

Long-term Debt:
Long-term debt	96
Long-term debt - affiliated companies	1,076

Total long-term debt, net	1,172

Commitments and Contingencies (Note 6)
Shareholder’s Equity:
Common stock (no par value)	917
Retained earnings	644

Total shareholder’s equity	1,561

Total Liabilities and Shareholder’s Equity	$4,299

The accompanying notes are an integral part of these combined financial statements.

INDIANA GAS COMPANY, INC. AND VECTREN ENERGY DELIVERY OF OHIO, LLC

COMBINED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022

	(in millions)
Utility revenues	$165	$543

Expenses:
Utility natural gas	55	231
Operation and maintenance	39	90
Depreciation & amortization	36	72
Taxes other than income taxes	13	33

Total	143	426

Operating Income	22	117

Other Income (Expense):
Interest expense	(12)	(23)
Other income, net	5	9

Income Before Income Taxes	15	103

Income taxes	—	19

Net Income	$15	$84

The accompanying notes are an integral part of these combined financial statements.

INDIANA GAS COMPANY, INC. AND VECTREN ENERGY DELIVERY OF OHIO, LLC

COMBINED STATEMENT OF CASH FLOWS

(Unaudited)

Six Months Ended
June 30, 2022
(in millions)
Cash Flows from Operating Activities:
Net income	$84
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	72
Deferred income taxes	19
Changes in working capital accounts:
Accounts receivable and unbilled revenues, net	82
Accounts receivable/payable - affiliated companies	(50)
Inventory	25
Accounts payable	(66)
Net regulatory assets and liabilities	70
Other current assets and liabilities	(35)
Other non-current assets and liabilities	(1)
Other operating activities, net	(1)

Net cash provided by operating activities	199

Cash Flows from Investing Activities:
Capital expenditures	(186)
Other investing activities, net	2

Net cash used in investing activities	(184)

Cash Flows from Financing Activities:
Decrease in notes payable - affiliated companies	(132)
Payment of long-term debt - affiliated companies	(1,076)
Issuance of long-term debt - affiliated companies	1,076
Contribution from parent	125
Dividend to parent	(15)

Net cash used in financing activities	(22)

Net Decrease in Cash, Cash Equivalents	(7)
Cash, Cash Equivalents at Beginning of Period	7

Cash, Cash Equivalents at End of Period	$—

The accompanying notes are an integral part of these combined financial statements.

INDIANA GAS COMPANY, INC. AND VECTREN ENERGY DELIVERY OF OHIO, LLC

COMBINED STATEMENT OF COMMON SHAREHOLDER’S EQUITY

(Unaudited)

	Common Stock	Retained Earnings	Total

	(in millions)
Three Months Ended June 30, 2022
Balance as of March 31, 2022	$792	$629	$1,421
Net income	—	15	15
Cash contribution from parent	125	—	125

Balance as of June 30, 2022	$917	$644	$1,561

Six Months Ended June 30, 2022
Balance as of December 31, 2021	$784	$575	$1,359
Net income	—	84	84
Dividends to parent	—	(15)	(15)
Cash contribution from parent	125	—	125
Non-cash contribution from parent	8	—	8

Balance as of June 30, 2022	$917	$644	$1,561

The accompanying notes are an integral part of these combined financial statements.

INDIANA GAS COMPANY, INC. AND VECTREN ENERGY DELIVERY OF OHIO, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

(1) Organization and Nature of Operations

Indiana Gas Company, Inc. (CenterPoint Energy Indiana North or CEI North) is a public utility that provides energy delivery services to natural gas customers located in central and southern Indiana. Vectren Energy Delivery of Ohio, LLC (CenterPoint Energy Ohio or CEOH) is a public utility that provides energy delivery services to natural gas customers located near Dayton in west-central Ohio. CEI North and CEOH were both direct, wholly owned subsidiaries of Vectren Utility Holdings, LLC (VUH) prior to the Restructuring described below. VUH is a direct, wholly owned subsidiary of Vectren, LLC (Vectren). Vectren, an indirect wholly owned subsidiary of CenterPoint Energy, Inc. (collectively with its subsidiaries, CenterPoint Energy), is an energy holding company headquartered in Evansville, Indiana, and was organized on June 10, 1999.

CenterPoint Energy completed the Restructuring on June 30, 2022, whereby the equity interests in CEI North and CEOH, both subsidiaries CenterPoint Energy acquired in its acquisition of Vectren on February 1, 2019, were transferred from VUH to CenterPoint Energy Resources Corp. (CERC Corp., collectively with its subsidiaries, CERC). As a result, CEI North and CEOH became wholly owned subsidiaries of CERC Corp., to better align CenterPoint Energy’s organizational structure with management and financial reporting and to fund future capital investments more efficiently. The Restructuring was a non-cash common control acquisition by CERC. The Restructuring was authorized by the IURC in December 2021 and by the PUCO in January 2022.

These combined financial statements include the financial position, results of operations and cash flows of CEI North and CEOH and the combined entity is collectively referred to as the “Company.” These financial statements have been combined as CEI North and CEOH were under common ownership and management and reflect the Company on a historical basis without pushdown accounting adjustments resulting from the Vectren merger with CenterPoint Energy in 2019 or the Restructuring.

The Company consists of a single reportable segment which provides energy delivery services to natural gas customers in Indiana and Ohio. The Company’s chief operating decision maker views net income as the measure of profit or loss for its reportable segment.

(2) Revenue Recognition

Revenues from Contracts with Customers

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services.

The Company determines that disaggregating revenue into certain categories achieves the disclosure objective to depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

The Company provides commodity service to customers at rates, charges, and terms and conditions included in tariffs approved by regulators. The Company’s utilities bill customers monthly and have the right to consideration from customers in an amount that corresponds directly with the performance obligation satisfied to date. The performance obligation is satisfied and revenue is recognized upon the delivery of services to customers. The Company records revenues for services and goods delivered but not billed at the end of an accounting period in Accrued unbilled revenues, derived from estimated unbilled consumption and tariff rates. The Company’s revenues are also adjusted for the effects of regulation including tracked operating expenses, infrastructure replacement mechanisms and a decoupling mechanism. The decoupling mechanism is considered an ARP, which is excluded from the scope of ASC 606. Revenues from ARPs are not material to any reporting period. Customers are billed monthly and payment terms, set by the regulator, require payment within a month of billing. The Company’s revenues are not subject to significant returns, refunds, or warranty obligations.

The following table disaggregates revenues by major source:

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022

	(in millions)

Revenue from contracts	$166	$542
Other (1)	(1)	1

Total Revenues	$165	$543

(1)

Primarily consists of income from ARPs. ARPs are contracts between the utility and its regulators, not between the utility and a customer. The Company recognizes ARP revenue as other revenues when the regulator-specified conditions for recognition have been met. Upon recovery of ARP revenue through incorporation in rates charged for utility service to customers, ARP revenue is reversed and recorded as revenue from contracts with customers. The recognition of ARP revenues and the reversal of ARP revenues upon recovery through rates charged for utility service may not occur in the same period.

Contract Balances. The Company does not have any material contract balances (right to consideration for services already provided or obligations to provide services in the future for consideration already received). Substantially all the Company’s accounts receivable results from contracts with customers.

The opening and closing balances of the Company’s accounts receivable related to ASC 606 revenues and other accrued unbilled revenues are as follows:

	Accounts Receivable	Other Accrued Unbilled Revenues

	(in millions)

Opening balance as of December 31, 2021	$97	$88
Closing balance as of June 30, 2022	81	22

Decrease	$(16)	$(66)

(3) Regulatory Assets & Liabilities

Equity Return

The Company is at times allowed by a regulator to defer an equity return as part of the recoverable carrying costs of a regulatory asset. A deferred equity return is capitalized for rate-making purposes, but it is not included in the Company’s regulatory assets on its Combined Balance Sheet. The allowed equity return is recognized in the Combined Statement of Income as it is recovered in rates. The recoverable allowed equity return not yet recognized by the Company is as follows:

June 30, 2022
(in millions)
Allowed equity return not recognized	$35

The amount of allowed equity return recognized by the Company in its Combined Statement of Income during the three and six months ended June 30, 2022 was less than $1 million.

February 2021 Winter Storm Event

Amounts for the under recovery of natural gas costs are reflected in regulatory assets on the Company’s Combined Balance Sheet. Recovery of natural gas costs within the regulatory assets is probable. The Company has begun recovery of natural gas costs attributable to the February 2021 Winter Storm Event.

The Company deferred under-recovered natural gas cost as regulatory assets under existing recovery mechanisms and is seeking recovery of the increased cost of natural gas. As of June 30, 2022, the Company, through CEI North, has recorded a current regulatory asset of $10 million associated with the February 2021 Winter Storm Event through the gas cost recovery mechanism.

(4) Related Party Transactions

Support Services & Purchases

Affiliates of CenterPoint Energy and Vectren provide corporate and general and administrative services to the Company and allocate certain costs to the Company. These services are billed to the Company at actual cost, either directly or as an allocation using various allocators, including number of employees, number of customers and/or the level of payroll, revenue contribution and capital expenditures. Affiliates of CenterPoint Energy provide other miscellaneous services, including geographic services and other management support. These services are billed at actual cost, and the charges are not necessarily indicative of what would have been incurred had CenterPoint Energy’s subsidiaries not been affiliates. Amounts owed for support services and purchases as of June 30, 2022 are included in Accounts and notes payable—affiliated companies.

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022

	(in millions)

Corporate allocations included in Operation and Maintenance expense	$12	$26

The table below presents transactions between the Company, VUH and other affiliates.

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022

	(in millions)

Cash dividends paid to VUH	$—	$15
Cash contribution from VUH	125	125
Non-cash capital contribution from VUH in payment for property, plant and equipment below (1)	—	8
Cash paid to affiliate for property, plant and equipment below (1)	—	7
Property, plant and equipment from affiliate (1)	—	15

(1)

During the six months ended June 30, 2022, CenterPoint Energy sold certain assets to CEI North and CEOH. Property, plant and equipment was purchased for cash and non-cash contributions at CenterPoint Energy’s net carrying value on the date of purchase.

Retirement Plans & Other Postretirement Benefits

The Company’s net periodic cost, before considering amounts subject to overhead allocations for capital expenditure projects, includes the following components relating to pension benefits:

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022

	(in millions)

Service cost (1)	$1	$1
Interest cost (2)	1	2
Expected return on plan assets (2)	(2)	(3)
Amortization of net loss	1	1

Net periodic cost	$1	$1

(1)	Amounts presented in the table above are included in Operation and maintenance expense in the Combined Statement of Income, net of amounts capitalized and regulatory deferrals.
(2)	Amounts presented in the table above are included in Other income, net in the Combined Statement of Income.

Expected contributions to the postretirement benefit plan are $1 million during 2022. Expected minimum contributions to the pension plans are less than $1 million during 2022.

There were less than $1 million in contributions to the postretirement benefit plan for the three months ended June 30, 2022, and $1 million for the six months ended June 30, 2022. There were less than $1 million in contributions to the pension plans for the three and six months ended June 30, 2022.

Share-Based Incentive Plans & Deferred Compensation Plans

The Company does not have share-based compensation plans separate from CenterPoint Energy.

Cash Management Arrangements

The Company participates in the CERC money pool through which it can borrow or invest on a short-term basis and has long-term borrowing arrangements with CERC. As of June 30, 2022, the Company had $85 million in borrowings from the CERC money pool with an interest rate of 1.96% included in Accounts and notes payable—affiliated companies on the Combined Balance Sheet. See Note 5 for further information regarding long-term intercompany borrowing arrangements.

Income Taxes

A reconciliation of the federal statutory rate to the effective income tax rate follows:

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Statutory rate	21%	21%
Regulatory liability amortization settled through rates	(23)	(7)
State and local taxes-net of federal benefit	6	5
All other, net	(4)	(1)

Effective tax rate	—%	18%

Uncertain Tax Positions. The Company had no unrecognized tax positions as of June 30, 2022.

Tax Audits and Settlements. Vectren’s pre-Merger 2014-2019 tax years are currently under audit by the IRS. For the 2019-2022 tax years, CenterPoint Energy and its subsidiaries, including the Company, are participants in the IRS’s Compliance Assurance Process.

(5) Borrowing Arrangements

Long-Term Debt

Long-term senior unsecured obligations outstanding is as follows:

June 30, 2022
(in millions)
Fixed Rate Senior Unsecured Notes
2025, Series E, 6.53%	$10
2027, Series E, 6.42%	5
2027, Series E, 6.68%	1
2027, Series F, 6.34%	20
2028, Series F, 6.36%	10
2028, Series F, 6.55%	20
2029, Series G, 7.08%	30

Total long-term debt - third party	96

Fixed Rate - Affiliated Companies Debt (1) 2023, 4.413%	124
2025, 1.210%	194
2026, 5.534%	60
2028, 3.872%	18
2030, 1.720%	100
2032, 3.316%	25
2035, 5.994%	50
2035, 3.946%	8
2041, 6.160%	35
2042, 5.398%	99

June 30, 2022
(in millions)
2043, 4.628%	32
2045, 4.428%	118
2047, 3.971%	70
2049, 3.420%	45
2050, 3.920%	75
2055, 4.547%	23

Total long-term debt - affiliated companies	1,076

Total long-term debt outstanding	$1,172

(1)

As a result of the Restructuring, CERC acquired CEI North and CEOH, which had notes payable to VUH of $1,076 million. These notes were repaid to VUH on June 30, 2022 and CEI North and CEOH issued notes payable to CERC as detailed in the table above.

Covenants. Long-term borrowing arrangements contain customary default provisions; restrictions on liens, sale-leaseback transactions, mergers or consolidations, and sales of assets; and restrictions on leverage, among other restrictions. As of June 30, 2022, the Company was in compliance with all debt covenants.

(6) Commitments & Contingencies

Commitments

The Company’s natural gas supply commitments include minimum purchase obligations. A purchase obligation is defined as an agreement to purchase goods or services that is enforceable and legally binding and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Contracts with minimum payment provisions have various quantity requirements and durations and are not classified as non-trading derivative assets and liabilities in the Company’s Combined Balance Sheet as of June 30, 2022. These contracts meet an exception as “normal purchases contracts” or do not meet the definition of a derivative. Natural gas supply commitments also include transportation contracts that do not meet the definition of a derivative. Costs arising from these commitments, while significant, are pass-through costs, generally collected dollar-for-dollar from retail customers through regulator-approved cost recovery mechanisms.

As of June 30, 2022, minimum purchase obligations are approximately:

Natural Gas Supply

(in millions)
Remaining six months of 2022	$58
2023	114
2024	88
2025	71
2026	42
2027	28
2028 and beyond	124

Legal and Regulatory Proceedings

The Company is party to various legal proceedings, audits, and reviews by taxing authorities and other government agencies arising in the normal course of business. In the opinion of management, there are no legal proceedings or other regulatory reviews or audits pending against the Company that are likely to have a material adverse effect on its financial position, results of operations or cash flows.

(7) Regulatory Matters

February 2021 Winter Storm Event

For information about the February 2021 Winter Storm Event, see Note 3 to the combined financial statements.

Restructuring

In July 2021, CEI North filed a petition with the IURC for the approval of a new financial services agreement and the confirmation of CEI North’s financing authority, and final orders were issued by the IURC on December 28, 2021. CEOH filed a similar application with the PUCO in September 2021 and the PUCO issued an order on January 26, 2022 adopting recommendations by PUCO staff. Both the IURC and PUCO approved the petitions. The orders allow the reissuance of existing debt of CEI North and CEOH to CERC, to continue to amortize existing issuance expenses and discounts, and to treat any potential exchange fees as discounts to be amortized over the life of the debt. As a part of the Restructuring, on May 27, 2022, CERC Corp. and VUH completed an exchange with holders of VUH PPNs whereby CERC Corp. issued new senior notes with an aggregate principal amount of $302 million in return for all of their outstanding VUH PPNs with an aggregate principal amount of $302 million. CenterPoint Energy completed the transfer of CEI North and CEOH from VUH to CERC on June 30, 2022 to better align its organizational structure with management and financial reporting and to fund future capital investments more efficiently.

Rate Change Applications

The Company is routinely involved in rate change applications before state regulatory authorities. Those applications include general rate cases, where the entire cost of service of the utility is assessed and reset. In addition, the Company is periodically involved in proceedings to adjust its capital tracking mechanisms in Indiana (CSIAs) and Ohio (DRR), its decoupling mechanism in Indiana (SRC), and its energy efficiency cost trackers in Indiana (EEFC) and Ohio (EEFR).

The table below reflects significant applications pending or completed by the Company through August 31, 2022.

Mechanism	Annual Increase (1) (in millions)	Filing Date	Effective Date	Approval Date	Additional Information
CEOH (PUCO)
DRR	9	April 2022	September 2022	August 2022	Requested an increase of $63 million to rate base for investments made in 2021, which reflects a $9 million annual increase in current revenues. A change in (over)/under-recovery variance of $(4 million) annually is also included in rates.

(1)	Represents proposed increases (decreases) when effective date and/or approval date is not yet determined. Approved rates could differ materially from proposed rates.

(8) Environmental and Sustainability Matters

Greenhouse Gas Regulation and Compliance

The Biden administration recommitted the United States to the Paris Agreement, which can be expected to drive a renewed regulatory push to require further GHG emission reductions from the energy sector and proceeded to lead negotiations at the global climate conference in Glasgow, Scotland. On April 22, 2021, President Biden announced new goals of 50% reduction of economy-wide GHG emissions, and 100% carbon-free electricity by 2035, which formed the basis of the U.S. commitments announced in Glasgow. In September 2021, CenterPoint Energy announced its new net zero emissions goals for both Scope 1 and Scope 2 emissions by 2035 as well as a goal to reduce Scope 3 emissions by 20% to 30% by 2035. The Company’s revenues, operating costs and capital requirements could be adversely affected as a result of any regulatory action that would require installation of new control technologies or a modification of its operations or would have the effect of reducing the consumption of natural gas. In addition, the EPA has indicated that it intends to implement new regulations targeting reductions in methane emissions, which are likely to increase costs related to production, transmission and storage of natural gas. Incentives to conserve energy or to use energy sources other than natural gas could result in a decrease in demand for the Company’s services. Further, certain local government bodies have introduced or are considering requirements and/or incentives to reduce energy consumption by certain specified dates. These initiatives could have a significant impact on the Company and its operations, and this impact could increase if other cities and jurisdictions in its service area enact similar initiatives. Further, our third party suppliers, vendors and partners may also be impacted by climate change laws and regulations, which could impact the Company’s business by, among other things, causing permitting and construction delays, project cancellations or increased project costs passed on to the Company. Conversely, regulatory actions that effectively promote the consumption of natural gas because of its lower emissions characteristics would be expected to benefit the Company. At this time, however, the Company cannot quantify the magnitude of the impacts from possible new regulatory actions related to GHG emissions, either positive or negative, on the Company’s business.

Compliance costs and other effects associated with climate change, reductions in GHG emissions and obtaining renewable energy sources remain uncertain. Although the amount of compliance costs remains uncertain, any new regulation or legislation relating to climate change will likely result in an increase in compliance costs. While the requirements of a federal or state rule remain uncertain, the Company will continue to monitor regulatory activity regarding GHG emission standards that may affect its business.

Climate Change Trends and Uncertainties

As a result of increased awareness regarding climate change, coupled with adverse economic conditions, availability of alternative energy sources, including private solar, microturbines, fuel cells, energy-efficient buildings and energy storage devices, and new regulations restricting emissions, including potential regulations of methane emissions, some consumers and companies may use less energy, meet their own energy needs through alternative energy sources or avoid expansions of their facilities, including natural gas facilities, resulting in less demand for the Company’s services. As these technologies become a more cost-competitive option over time, whether through cost effectiveness or government incentives and subsidies, certain customers may choose to meet their own energy needs and subsequently decrease usage of the Company’s systems and services. Further, evolving investor sentiment related to the use of fossil fuels and initiatives to restrict continued production of fossil fuels have had significant impacts on the Company’s natural gas business. Any negative opinions with respect to the Company’s environmental practices or its ability to meet the challenges posed by climate change formed by regulators, customers, investors, legislators or other stakeholders could harm its reputation.

To the extent climate changes result in warmer temperatures in the Company’s service territories, financial results from its business could be adversely impacted. For example, the Company could be adversely affected through lower natural gas sales. Another possible result of climate change is more frequent and more severe weather events, such as hurricanes, tornadoes and flooding, including such storms as the February 2021 Winter Storm Event. To the extent adverse weather conditions affect the Company’s suppliers, results from their natural gas business may suffer. When the Company cannot deliver natural gas to customers, or customers cannot receive services, the Company’s financial results can be impacted by lost revenues, and it generally must seek approval from regulators to recover restoration costs. To the extent the Company is unable to recover those costs, or if higher rates resulting from recovery of such costs result in reduced demand for services, the Company’s future financial results may be adversely impacted. Further, as the intensity and frequency of significant weather events continues, it may impact the Company’s ability to secure cost-efficient insurance.

Manufactured Gas Plants

Vectren and its predecessors operated MGPs in the past. The costs the Company, as applicable, expects to incur to fulfill their respective obligations are estimated by management using assumptions based on actual costs incurred, the timing of expected future payments and inflation factors, among others. While the Company has recorded all costs which it presently is obligated to incur in connection with activities at these sites, it is possible that future events may require remedial activities which are not presently foreseen, and those costs may not be subject to PRP or insurance recovery.

In CEI North’s service territory, the existence, location, and certain general characteristics of 26 gas manufacturing and storage sites have been identified for which it may have some remedial responsibility. A remedial investigation/ feasibility study was completed at one of the sites under an agreed upon order between CEI North and the IDEM, and a Record of Decision was issued by the IDEM in January 2000. The remaining sites have been submitted to the IDEM’s Voluntary Remediation Program. CEI North is currently conducting some level of remedial activities, including groundwater monitoring at certain sites.

Total costs that may be incurred in connection with addressing these sites cannot be determined at this time. The estimated accrued costs are limited to the Company’s share of the remediation efforts and are therefore net of exposures of other PRPs. The estimated range of possible remediation costs for the sites for which the Company believes it may have responsibility was based on remediation continuing for the minimum time frame given in the table below.

June 30, 2022
(in millions, except years)
Amount accrued for remediation	$3
Minimum estimated remediation costs	2
Maximum estimated remediation costs	15
Minimum years of remediation	5
Maximum years of remediation	20

The cost estimates are based on studies of a site or industry average costs for remediation of sites of similar size. The actual remediation costs will depend on the number of sites to be remediated, the participation of other PRPs, if any, and the remediation methods used.

The Company does not expect the ultimate outcome of these matters to have a material adverse effect on its financial condition, results of operations or cash flows.

(9) Fair Value Measurements

The fair values of cash and cash equivalents are estimated to be approximately equivalent to carrying amounts. The carrying amounts of non-trading derivative assets and liabilities are stated at fair value and are classified as Level 2 in the fair value hierarchy. The fair value of each debt instrument is determined by multiplying the principal amount of each debt instrument by a combination of historical trading prices and comparable issue data. These liabilities, which are not measured at fair value in the Company’s Combined Balance Sheet, but for which the fair value is disclosed, would be classified as Level 2 in the fair value hierarchy.

	June 30, 2022
	(in millions)
	Carrying Amount	Est. Fair Value
Long-term debt payable to third parties	$96	$103
Long-term debt payable to affiliated companies	1,076	991
Natural gas derivative assets (1)	26	26

(1)	Presented in Non-trading derivative assets on the Company’s Combined Balance Sheet.

Under current regulatory treatment, call premiums on reacquisition of utility-related long-term debt are generally recovered in customer rates over the life of the refunding issue. Accordingly, any reacquisition of this debt would not be expected to have a material effect on the Company’s results of operations.

CEI North entered into two five-year forward purchase arrangements to hedge the variable price of natural gas for a portion of the Company’s gas supply. These arrangements, approved by the IURC, replaced normal purchase or normal sale long-term physical fixed-price purchases. The Company values these contracts using a pricing model that incorporates market-based information, and are classified within Level 2 of the fair value hierarchy. Gains and losses on these derivative contracts are deferred as regulatory liabilities or assets and are refunded to or collected from customers through the Company’s respective gas cost recovery mechanisms.

(10) Supplemental Cash Flow Information

The table below provides supplemental disclosure of cash flow information.

Six Months Ended June 30, 2022
(in millions)
Cash Payments/Receipts:
Interest, net of capitalized interest	$23
Income tax payments, net	9
Non-cash transactions:
Accounts payable related to capital expenditures	39
Capital contribution from VUH in payment for property, plant and equipment	8

(11) Impact of Recently Issued Accounting Standards

Management believes that recently adopted standards and recently issued standards that are not yet effective will not have a material impact on the Company’s financial position, results of operations or cash flows upon adoption.

(12) Subsequent Events

Management performs a review of subsequent events for any events occurring after the balance sheet date but prior to the date the financial statements are issued. The Company’s management have performed a review of subsequent events through September 6, 2022, the date the financial statements were issued.